Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the second quarter of 2021.

Financial and Operational Highlights

•Mineral and royalty production for the second quarter of 2021 equaled 32.5 MBoe/d, an increase of 5% over the prior quarter; total production, including working interest volumes, was 38.2 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter totaled $15.4 million and $78.4 million, respectively.
•Distributable cash flow was $72.1 million for the second quarter, an increase of 34% over the first quarter of 2021.
•Announced a distribution of $0.25 per unit with respect to the second quarter of 2021, composed of a base distribution of $0.20 per unit and a special distribution of $0.05 per unit reflecting the benefit of certain positive, one-time items during the second quarter. Distribution coverage for all units on the base distribution of $0.20 per unit is 1.7x and distribution coverage on the combined base and special distribution of $0.25 per unit is 1.4x.
•Total debt at the end of the second quarter was $96.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.4x at quarter-end. As of July 30, 2021, total debt had been reduced to $81 million.
•As previously disclosed, entered into agreements promoting Haynesville and Bossier development of certain of the Company's acreage in San Augustine County, Texas and Austin Chalk development in East Texas.
•Subsequent to the end of the quarter, announced a new sustainability initiative in which Black Stone will use proceeds from surface use waivers on its mineral acreage supporting solar development to purchase carbon credits in an effort to offset part of the CO2 emissions associated with its mineral production.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We posted robust operational and financial performance for the second quarter, with increases in production and realized prices. In addition to better fundamentals, our results for the quarter were bolstered by strong lease bonus payments and higher gas price realizations stemming from the February Texas storms. Most importantly, the positive results combined with our low debt levels allowed us to prioritize returning cash flow to our unitholders in the form of increased distributions. We look forward to building on this positive momentum into 2022.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume was 32.5 MBoe/d (73% natural gas) for the second quarter of 2021, compared to 31.1 MBoe/d for the first quarter of 2021. Mineral and royalty production for the second quarter of 2020 was 34.0 MBoe/d.

Working interest production for the second quarter of 2021 was 5.7 MBoe/d, and represents a decrease of 1% from the levels generated in the quarter ended March 31, 2021 and a decrease of 34% from the quarter ended June 30, 2020. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 38.2 MBoe/d (85% mineral and royalty, 75% natural gas) for the second quarter of 2021. Total production was 36.8 MBoe/d and 42.6 MBoe/d for the quarters ended March 31, 2021 and June 30, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $31.79 for the quarter ended June 30, 2021. This is an increase of 21% from $26.27 per Boe from the first quarter of 2021 and a 121% increase compared to $14.37 for the second quarter of 2020. Contributing to this increase was approximately $5.6 million in additional natural gas revenue recognized in the second quarter of 2021 due to realized price differentials during February of 2021 exceeding original Company projections.

Black Stone reported oil and gas revenue of $110.4 million (49% oil and condensate) for the second quarter of 2021, an increase of 27% from $87.1 million in the first quarter of 2021. Oil and gas revenue in the second quarter of 2020 was $55.7 million.

The Company reported a loss on commodity derivative instruments of $59.5 million for the second quarter of 2021, composed of a $17.4 million loss from realized settlements and a non-cash $42.1 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported losses of $27.9 million and $19.2 million on commodity derivative instruments for the quarters ended March 31, 2021 and June 30, 2020, respectively.

Lease bonus and other income was $7.5 million for the second quarter of 2021, primarily related to leasing activity in the Austin Chalk and proceeds from surface use waivers on Black Stone's mineral acreage supporting solar development. Lease bonus and other income for the quarters ended March 31, 2021 and June 30, 2020 was $2.4 million and $2.0 million, respectively.

There was no impairment for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020.

The Company reported net income of $15.4 million for the quarter ended June 30, 2021, compared to net income of $16.2 million in the preceding quarter. For the quarter ended June 30, 2020, the Company reported a net loss of $8.4 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2021 was $78.4 million, which compares to $60.0 million in the first quarter of 2021 and $72.4 million in the second quarter of 2020. Distributable cash flow for the quarter ended June 30, 2021 was $72.1 million. For the quarters ended March 31, 2021 and June 30, 2020, distributable cash flow was $53.8 million and $64.4 million, respectively.

Financial Position and Activities

As of June 30, 2021, Black Stone Minerals had $1.0 million in cash and $96.0 million outstanding under its credit facility. The ratio of total debt at June 30, 2021 to trailing twelve-month Adjusted EBITDA was 0.4x. As of July 30, 2021, $81 million was outstanding under the credit facility and the Company had $6.6 million in cash.

During the second quarter, Black Stone's borrowing base was reaffirmed at $400 million. As part of the redetermination process, the term of the credit facility was extended until November 1, 2024. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the second quarter of 2021, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

Second Quarter 2021 Distributions

As previously announced, the Board approved a cash distribution of $0.25 for each common unit attributable to the second quarter of 2021. The quarterly distribution coverage ratio attributable to the second quarter of 2021 was approximately 1.4x. The distribution is composed of a base distribution of $0.20 per unit and a special distribution of $0.05 per unit reflecting the benefit of certain one-time items including the $5.6 million in additional natural gas revenues discussed above and the $5.0 million of lease bonus in excess of the Company’s original guidance of $2.5 million per quarter. Distributions will be payable on August 20, 2021 to unitholders of record as of the close of business on August 13, 2021.

Activity Update

Rig Activity

As of June 30, 2021, Black Stone had 64 rigs operating across its acreage position, an increase relative to the 59 rigs on the Company's acreage as of March 31, 2021 and the 29 rigs operating on the Company's acreage as of June 30, 2020.

Shelby Trough Development Update

Angelina County

Aethon has successfully turned to sales the initial two program wells and has commenced operations on four additional wells under the development agreement covering Angelina County. Under the terms of that agreement, Aethon must drill a minimum of four wells on Black Stone acreage in the first program year ending in September 2021, escalating to a minimum of 15 wells per program year starting with the third program year.

San Augustine County

In May 2021, Black Stone and Aethon entered into an agreement to develop certain of the Company’s undeveloped acreage in San Augustine County. The agreement provides for minimum well commitments by Aethon in exchange for reduced royalty rates and exclusive access to Black Stone’s mineral and leasehold acreage in the contract area for the Haynesville and Bossier formations. The agreement calls for a minimum of five wells to be drilled in the initial program year, which begins in the third quarter of 2021, increasing to a minimum of 10 wells per year beginning with the second program year. The Company’s development agreement with Aethon and related drilling commitments covering its San Augustine County acreage is independent of the development agreement and associated commitments covering Angelina County.

In May 2021, the Company entered into a new farmout agreement (the “Second Canaan Farmout”) with Canaan Resource Partners ("Canaan"). The Second Canaan Farmout supersedes and replaces the original farmout agreement with Canaan with respect to the area in San Augustine County covered by the Aethon development agreement. The Second Canaan Farmout covers part of the Company’s share of working interests under active development by Aethon in San Augustine County, Texas and continues until May 2031, unless earlier terminated in accordance to the terms of the agreement. Canaan will earn 80% of the Company’s working interest in the partitioned acreage from XTO (up to a maximum of 40% on an 8/8ths basis) and 50% of the Company’s working interest in other areas (up to a maximum of 12.5% on an 8/8ths basis) in wells drilled and operated by Aethon in accordance with the development agreement. Canaan is obligated to fund the development of all wells drilled by Aethon in the initial program year and thereafter, Canaan has certain rights and options to continue funding the Company’s working interests for the duration of the Second Canaan Farmout. As of June 30, 2021, no wells had been drilled under the Second Canaan Farmout. The Company will receive an ORRI before payout and an increased ORRI after payout on all wells drilled under the Second Canaan Farmout.

Austin Chalk Update

In April 2021, Black Stone entered into an agreement with several operators to test and develop areas of the Austin Chalk in
East Texas where the Company has significant acreage positions. Recent drilling results have shown that advances in fracturing and other completion techniques can dramatically improve well performance in existing Austin Chalk fields. Under the terms of the agreement, the operators will participate in three multi-stage completion test wells targeting the Austin Chalk formation. Two of the wells under the test program are currently being drilled, and the third well has been permitted. In addition to the test program, Black Stone has entered into a development agreement with one of the operators and is negotiating separate agreements with each remaining operator to further develop the acreage.
In April 2021, Black Stone also entered into an agreement with a large, private independent operator to drill and complete multiple Austin Chalk wells on Company acreage within East Texas. Black Stone expects the operator to spud two wells on the acreage in 2021. If the initial wells are successful, the operator has the option to expand the Austin Chalk development program on additional Black Stone acreage.

Earlier in the year, Black Stone entered into an agreement with a large, publicly traded independent operator by which the operator will undertake a program to drill, test, and complete wells in the Austin Chalk formation on certain of the Company’s acreage in East Texas. The first well under this agreement is scheduled to be spud in the third or fourth quarter of 2021. If the initial wells are successful, the operator has the option to expand the Austin Chalk drilling program over a significant acreage position, the majority of which is owned and controlled by the Company.

Acquisition Update

In May 2021, Black Stone closed on the acquisition of mineral and royalty acreage in the northern Midland Basin for total consideration of $20.8 million. The purchase price consisted of $10.0 million in cash and $10.8 million in Black Stone common units.

Update to 2021 Guidance

The following table provides the assumptions for Black Stone’s original and current 2021 guidance. Production through the first half of 2021 exceeded the Company’s original guidance expectations. Production is anticipated to trend lower in the second half of 2021, driven in part by declines in mature plays such as the Bakken and Gulf Coast, and by lower natural gas volumes in the Shelby Trough as existing production declines in advance of the expected ramp-up in new drilling activity under the existing development deals.

	Original Guidance	Revised Guidance
Mineral and royalty production (MBoe/d)	28 - 30	29 - 31
Working interest production (MBoe/d)	5.5 - 6.5	5.5 - 6.0
Total production (MBoe/d)	33.5 - 36.5	34.5 - 37.0
Percentage natural gas	~76%	~75%
Percentage royalty interest	~83%	~84%

Lease bonus and other income ($MM)	~$10	$10 - $15

Lease operating expense ($MM)	$12 - $14	$12 - $14
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	13% - 15%	10% - 12%

G&A - cash ($MM)	$31 - $33	$33 - $34
G&A - non-cash ($MM)	$10 - $12	$10 - $12
G&A - TOTAL ($MM)	$41 - $45	$43 - $46

DD&A ($/Boe)	$5.00 - $6.00	$5.00 - $6.00

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2021 and 2022. The Company's hedge position as of July 30, 2021 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
2Q21	220	$38.97
3Q21	660	$38.97
4Q21	660	$38.97
1Q22	480	$60.14
2Q22	480	$60.14
3Q22	480	$60.14
4Q22	480	$60.14

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q21	10,120	$2.69
4Q21	10,120	$2.69
1Q22	7,920	$2.98
2Q22	8,000	$2.99
3Q22	8,080	$2.99
4Q22	8,080	$2.99

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2021, which is expected to be filed on or around August 3, 2021.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2021 on Tuesday, August 3, 2021 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 5597384. A recording of the conference call will be available on Black Stone's website through September 2, 2021.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeffrey P. Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

REVENUE
Oil and condensate sales	$53,936	$25,417	$98,112	$77,510
Natural gas and natural gas liquids sales	56,481	30,311	99,370	66,953
Lease bonus and other income	7,505	1,975	9,890	6,283
Revenue from contracts with customers	117,922	57,703	207,372	150,746
Gain (loss) on commodity derivative instruments	(59,479)	(19,174)	(87,361)	70,837
TOTAL REVENUE	58,443	38,529	120,011	221,583
OPERATING (INCOME) EXPENSE
Lease operating expense	3,837	3,293	6,501	7,120
Production costs and ad valorem taxes	9,296	9,555	21,138	21,931
Exploration expense	3	23	1,076	24
Depreciation, depletion, and amortization	15,796	19,193	31,428	42,375
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	12,187	11,501	25,039	23,357
Accretion of asset retirement obligations	298	278	590	550
TOTAL OPERATING EXPENSE	41,417	43,843	85,772	146,388
INCOME (LOSS) FROM OPERATIONS	17,026	(5,314)	34,239	75,195
OTHER INCOME (EXPENSE)
Interest and investment income	—	3	—	34
Interest expense	(1,628)	(2,964)	(2,838)	(7,391)
Other income (expense)	31	(96)	214	(97)
TOTAL OTHER EXPENSE	(1,597)	(3,057)	(2,624)	(7,454)
NET INCOME (LOSS)	15,429	(8,371)	31,615	67,741
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(10,500)	(10,500)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$10,179	$(13,621)	$21,115	$57,241
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	10,179	(13,621)	21,115	57,241
	$10,179	$(13,621)	$21,115	$57,241
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.05	$(0.07)	$0.10	$0.28
Per common unit (diluted)	$0.05	$(0.07)	$0.10	$0.28
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	207,945	206,707	207,695	206,669
Weighted average common units outstanding (diluted)	207,945	206,707	207,695	206,669

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	860	864	1,689	2,027
Natural gas (MMcf)[1]	15,676	18,090	30,586	36,702
Equivalents (MBoe)	3,473	3,879	6,787	8,144
Equivalents/day (MBoe)	38.2	42.6	37.5	44.7
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$62.72	$29.42	$58.09	$38.24
Natural gas ($/Mcf)[1]	3.60	1.68	3.25	1.82
Equivalents ($/Boe)	$31.79	$14.37	$29.10	$17.74
Revenue:
Oil and condensate sales	$53,936	$25,417	$98,112	$77,510
Natural gas and natural gas liquids sales[1]	56,481	30,311	99,370	66,953
Lease bonus and other income	7,505	1,975	9,890	6,283
Revenue from contracts with customers	117,922	57,703	207,372	150,746
Gain (loss) on commodity derivative instruments	(59,479)	(19,174)	(87,361)	70,837
Total revenue	$58,443	$38,529	$120,011	$221,583
Operating expenses:
Lease operating expense	$3,837	$3,293	$6,501	$7,120
Production costs and ad valorem taxes	9,296	9,555	21,138	21,931
Exploration expense	3	23	1,076	24
Depreciation, depletion, and amortization	15,796	19,193	31,428	42,375
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	12,187	11,501	25,039	23,357
Other expense:
Interest expense	1,628	2,964	2,838	7,391
Per Boe:
Lease operating expense (per working interest Boe)	$7.41	$4.18	$6.27	$4.15
Production costs and ad valorem taxes	2.68	2.46	3.11	2.69
Depreciation, depletion, and amortization	4.55	4.95	4.63	5.20
General and administrative	3.51	2.96	3.69	2.87
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$15,429	$(8,371)	$31,615	$67,741
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	15,796	19,193	31,428	42,375
Impairment of oil and natural gas properties	—	—	—	51,031
Interest expense	1,628	2,964	2,838	7,391
Income tax expense (benefit)	7	126	(150)	162
Accretion of asset retirement obligations	298	278	590	550
Equity–based compensation	3,071	2,474	6,534	(420)
Unrealized (gain) loss on commodity derivative instruments	42,134	55,726	65,493	(25,331)
Adjusted EBITDA	78,363	72,390	138,348	143,499
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(5)	(7)	(15)	(309)
Cash interest expense	(1,001)	(2,704)	(1,954)	(6,872)
Preferred unit distributions	(5,250)	(5,250)	(10,500)	(10,500)
Restructuring charges[1]	—	—	—	4,815
Distributable cash flow	$72,107	$64,429	$125,879	$130,633

Total units outstanding[2]	208,643	206,738
Distributable cash flow per unit	$0.346	$0.312
1 Restructuring charges include non-recurring costs associated with broad workforce reduction in the first quarter of 2020.
2 The distribution attributable to the three months ended June 30, 2021 is estimated using 208,642,990 common units as of July 30, 2021; the exact amount of the distribution attributable to the three months ended June 30, 2021 will be determined based on units outstanding as of the record date of August 13, 2021. Distributions attributable to the three months ended June 30, 2020 were calculated using 206,737,644 common units as of the record date of August 14, 2020.